                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2024 Results

Net Sales increased 0.2%, or 0.1% Organic
Significant Gross Margin Expansion
GAAP EPS increased 95%, Adjusted EPS increased 57%
Updates Full Year Outlook

Shelton, Conn - May 8, 2024 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter 2024 ended March 31, 2024.

Executive Summary
•Net sales were $599.4 million, an increase of 0.2% compared to the prior year quarter.
•Organic net sales increased 0.1% (Organic basis excludes the impact from currency movements.)
•GAAP Diluted Net Earnings Per Share ("EPS") were $0.72, compared to $0.37 in the prior year quarter.
•Adjusted EPS were $0.88, compared to $0.56 in the prior year quarter.
•Ended the second quarter with $196.2 million in cash on hand, access to an additional $308.7 million revolving credit facility and a net debt leverage ratio of 3.4x.
•Returned $23.5 million to shareholders in the form of $15.3 million in share repurchases and $8.2 million of dividends in the second quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on May 8, 2024 for the second quarter.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

“In a challenging and somewhat volatile operating environment, our second quarter results reflect strong gross margin expansion that fueled significant adjusted EBITDA and earnings per share growth. Organic net sales growth included a double-digit increase in our Right-to-Win portfolio, driven by our market-leading Sun Care and Grooming businesses. Our International markets continued to deliver accelerated growth, with a healthy combination of both price and volume gains. Importantly, we delivered over 300-basis points of adjusted gross margin expansion, underpinned by disciplined execution of both our cost productivity and strategic revenue management efforts,” said Rod Little, Edgewell’s President and Chief Executive Officer. “Given our first half performance, we now expect to deliver full year sales at the lower end of our outlook range, and we are raising our outlook for adjusted EPS and EBITDA. Our strategy continues to generate positive results and gives us confidence in our ability to generate long-term value for our shareholders.”

Fiscal 2Q 2024 Operating Results (Unaudited)
Net sales were $599.4 million in the quarter, an increase of 0.2%, including a $0.3 million favorable impact from currency movements. Organic net sales increased 0.1%, as strong performance in International markets and double-digit global growth in Sun Care and Grooming were mostly offset by declines in North America Wet Shave and Feminine Care. In aggregate, increased pricing and revenue management as well as higher volumes in International markets were largely offset by lower volumes in North America.
Gross profit was $258.1 million, as compared to $242.3 million in the prior year quarter. Gross margin as a percent of net sales increased 260-basis points, to 43.1% in the quarter. Adjusted gross margin, as a percent of net sales, increased 320-basis points, as productivity savings of approximately 240-basis points and the benefit of higher pricing and strategic revenue management of approximately 190-basis points, more than offset core gross inflationary pressures of approximately 60-basis points, unfavorable mix and other costs of 40-basis points, and a 10-basis point unfavorable impact from currency.

Advertising and sales promotion expense ("A&P") was $63.1 million, or 10.5% of net sales, an increase of $0.2 million, compared to $62.9 million, or 10.5%, of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $107.5 million, or 17.9% of net sales, as compared to $105.2 million, or 17.6% of net sales in the prior year quarter. Adjusted SG&A as a percent of net sales increased 20-basis points, primarily driven by higher people expenses, partially offset by operational efficiency savings and lower bad debt and other corporate costs.
The Company recorded pre-tax restructuring and re-positioning expenses, consisting largely of severance and related costs in support of cost efficiency programs, of $3.2 million in the quarter, a charge related to a legal matter of $1.4 million, acquisition and integration costs related to the Billie acquisition of $0.7 million, and other projects cost of $1.1 million.
Operating income, was $70.1 million, inclusive of a $0.7 million unfavorable impact from currency movements, compared to $56.8 million in the prior year quarter. Adjusted operating income was $80.7 million, or 13.5% of net sales, compared to $63.1 million, or 10.5% of net sales in the prior year quarter. Adjusted operating margin increased 300-basis points, reflecting higher gross margin, partly offset by higher A&P and SG&A expenses.
Interest expense associated with debt was $20.4 million, compared to $20.7 million in the prior year quarter. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility, partially offset by higher interest rates.
Other expense, net was $2.7 million compared to $9.5 million in the prior year quarter. The prior year quarter included a $7.2 million charge for the wind-up of the Company’s Canadian defined benefit plan.
The effective tax rate for the first six months of fiscal 2024 was 23.0% compared to 26.9% in the prior year period. The adjusted effective tax rate for the first six months of fiscal 2024 was 23.5%, down from the prior year period adjusted effective tax rate of 26.5%. The fiscal 2024 effective tax rate reflects the favorable mix of earnings in lower tax rate jurisdictions and the impact of a change in the Company’s prior estimates.
GAAP net earnings were $36.0 million or $0.72 per diluted share compared to $19.4 million or $0.37 per diluted share in the prior year quarter. Adjusted net earnings were $44.0 million or $0.88 per share, inclusive of a $0.02 unfavorable currency impact, compared to $29.4 million or $0.56 per share in the prior year quarter. Adjusted EBITDA was $99.7 million, inclusive of a $1.3 million unfavorable currency impact, compared to $83.6 million in the prior year quarter.
Net cash provided by operating activities was $56.1 million for the six months ending March 31, 2024, compared to $1.9 million in the prior year period. The increase in cash provided by operating activities was largely driven by lower net working capital build and increased earnings.

Capital Allocation
On May 8, 2024, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the second fiscal quarter of fiscal 2024. The dividend will be payable on July 9, 2024, to shareholders of record as of the close of business on June 6, 2024. During the second quarter of fiscal 2024, the Company paid dividends totaling $8.2 million to stockholders.
During the second quarter of fiscal 2024, the Company completed share repurchases of approximately 0.4 million shares at a total cost of $15.3 million. As of March 31, 2024, the Company had 3.8 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 2Q 2024 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $15.5 million, or 5.0%. Organic net sales decreased $13.9 million or 4.5%, as growth in international markets, driven by higher volumes and price, was more than offset by declines in North America. North America sales were impacted by weakening category and channel dynamics, particularly in the highly promotional drug channel, the impact of cycling the pipeline fill of a new product introduction, primarily in the club channel, and changes in the promotional calendar. Wet Shave segment profit increased $5.0 million, or 14.1%. Organic segment profit, excluding the unfavorable impact from currency increased $6.8 million, or 19.2%, reflecting higher gross margins.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $26.1 million, or 12.4%. Organic net sales increased $24.2 million, or 11.5%, driven by double-digit Sun Care growth across both North America and International markets, as well as double-digit growth in North America Grooming. Sun Care growth reflects strong early-season execution in the U.S., Mexico and Europe, while Grooming results were driven by strong Cremo and Bull Dog sales, and the initial launch of the Billie brand into women’s grooming. Sun and Skin segment profit increased $14.4 million. Organic segment profit increased $13.3 million, or 33.2%, primarily driven by higher gross margins, partly offset by higher marketing and SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $9.6 million, or 12.0% with minimal currency impact, largely driven by a decline in Tampons and Pads, partly offset by growth in Liners. Segment profit decreased $3.5 million, or 28.7%. Organic segment profit decreased $3.5 million, or 28.7%, primarily driven by lower sales and the resulting impact on gross profit.

Full Fiscal Year 2024 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2024:

•Organic net sales are now expected to increase at the lower end of the previous range of 2% to 4%
◦Currency is not expected to impact reported results (previously, an estimated 60-basis point negative impact)
•GAAP EPS is unchanged and expected to be in the range of $2.20 to $2.40
◦Includes: Restructuring and re-positioning charges*, Acquisition and integration costs, Sun Care reformulation, costs related to the Wet One’s manufacturing plant fire, a Legal matter charge, and Other costs
•Adjusted EPS is now expected to be in the range of $2.80 to $3.00 (previously in the range of $2.65 to $2.85)
◦Includes an estimated $0.17 EPS unfavorable impact from foreign currency movements (previously $0.20 EPS unfavorable impact)
◦Adjusted gross margin is now expected to increase approximately 120-basis points to the prior year (previously 80-basis points)
◦The EPS outlook reflects the impact of share repurchases of approximately $50 million
•Adjusted EBITDA is now expected to be in the range of $348 to $360 million (previously, in the range of $340 to $352 million
◦Includes an estimated $11 million unfavorable impact from foreign currency changes (previously $14 million unfavorable impact)
•Other Expense, net is expected to be approximately $3 million
•Interest expense associated with debt is expected to be approximately $78 million
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $92 million (previously, $93 million)
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $170 million

* In fiscal 2024, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and re-positioning actions. As a result of these actions, the Company expects to incur pre-tax charges of approximately $19 million for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2024 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as gross debt less cash. Net debt leverage ratio is defined as net debt less cash divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. Please refer to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023, for a revision of previously issued consolidated financial statements, which may impact year over year results or future estimates included in this release.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net sales	$599.4	$598.4	$1,088.3	$1,067.5
Cost of products sold	341.3	356.1	632.5	635.6
Gross profit	258.1	242.3	455.8	431.9

Selling, general and administrative expense	107.5	105.2	210.8	200.9
Advertising and sales promotion expense	63.1	62.9	111.3	108.8
Research and development expense	14.2	14.4	27.5	27.8
Restructuring charges	3.2	3.0	10.0	5.7
Operating income	70.1	56.8	96.2	88.7
Interest expense associated with debt	20.4	20.7	40.2	40.6
Other expense, net	2.7	9.5	3.0	4.5
Earnings before income taxes	47.0	26.6	53.0	43.6
Income tax provision	11.0	7.2	12.2	11.8
Net earnings	$36.0	$19.4	$40.8	$31.8

Earnings per share:
Basic net earnings per share	$0.72	$0.38	$0.82	$0.62
Diluted net earnings per share	$0.72	$0.37	$0.81	$0.61

Weighted-average shares outstanding:
Basic	49.8	51.4	50.0	51.5
Diluted	50.2	52.0	50.3	52.0

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$196.2	$216.4
Trade receivables, less allowance for doubtful accounts	130.6	106.2
Inventories	496.4	492.4
Other current assets	171.6	147.4
Total current assets	994.8	962.4
Property, plant and equipment, net	327.5	337.9
Goodwill	1,333.9	1,331.4
Other intangible assets, net	960.4	973.8
Other assets	139.7	135.2
Total assets	$3,756.3	$3,740.7

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$23.6	$19.5
Accounts payable	219.7	194.4
Other current liabilities	298.6	309.5
Total current liabilities	541.9	523.4
Long-term debt	1,350.8	1,360.7
Deferred income tax liabilities	136.1	136.4
Other liabilities	176.2	179.7
Total liabilities	2,205.0	2,200.2
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,574.3	1,593.8
Retained earnings	1,047.7	1,022.1
Common shares in treasury at cost	(911.1)	(906.1)
Accumulated other comprehensive loss	(160.3)	(170.0)
Total shareholders' equity	1,551.3	1,540.5
Total liabilities and shareholders' equity	$3,756.3	$3,740.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2024	2023
Cash Flow from Operating Activities
Net earnings	$40.8	$31.8
Depreciation and amortization	44.9	45.6
Share-based compensation expense	13.3	13.3
Loss on sale of assets	0.2	1.0
Defined benefit settlement loss	—	7.2
Deferred compensation payments	(1.4)	(4.7)
Deferred income taxes	(0.6)	(0.9)
Other, net	(5.0)	(19.4)
Changes in current assets and liabilities used in operations	(36.1)	(72.0)
Net cash provided by operating activities	$56.1	$1.9

Cash Flow from Investing Activities
Capital expenditures	$(18.0)	$(18.8)
Collection of deferred purchase price on accounts receivable sold	0.1	0.8
Other, net	(1.8)	(2.0)
Net cash used by investing activities	$(19.7)	$(20.0)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$385.0	$413.0
Cash payments on debt with original maturities greater than 90 days	(396.0)	(392.0)
Proceeds from (payments for) debt with original maturities of 90 days or less	3.9	(1.4)
Repurchase of shares	(30.3)	(30.0)
Dividends to common shareholders	(15.8)	(16.1)
Net financing inflow from the Accounts Receivable Facility	1.4	4.8
Employee shares withheld for taxes	(7.0)	(8.1)
Other, net	(0.6)	0.8
Net cash used by financing activities	$(59.4)	$(29.0)

Effect of exchange rate changes on cash	2.8	13.6

Net decrease in cash and cash equivalents	(20.2)	(33.5)
Cash and cash equivalents, beginning of period	216.4	188.7
Cash and cash equivalents, end of period	$196.2	$155.2

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net Sales
Wet Shave	$293.1	$308.6	$594.8	$583.9
Sun and Skin Care	235.8	209.7	351.2	322.6
Feminine Care	70.5	80.1	142.3	161.0
Total net sales	$599.4	$598.4	$1,088.3	$1,067.5

Segment Profit
Wet Shave	$40.4	$35.4	$94.1	$71.1
Sun and Skin Care	54.4	40.0	53.1	53.3
Feminine Care	8.7	12.2	16.0	24.1
Total segment profit	103.5	87.6	163.2	148.5
General corporate and other expenses	(15.0)	(17.0)	(31.2)	(32.9)
Amortization of intangibles	(7.8)	(7.7)	(15.6)	(15.4)
Interest and other expense, net	(23.1)	(23.0)	(43.2)	(37.9)
Restructuring and repositioning expenses	(3.2)	(3.0)	(10.0)	(5.8)
Acquisition and integration costs	(0.7)	(2.0)	(1.4)	(4.1)
Sun Care reformulation costs	(0.4)	(0.6)	(0.9)	(1.1)
Wet Ones manufacturing plant fire	(3.8)	—	(5.3)	—
Legal matter	(1.4)	—	(1.4)	—
Defined benefit settlement loss	—	(7.2)	—	(7.2)
Other project costs	(1.1)	(0.5)	(1.2)	(0.5)
Total earnings before income taxes	$47.0	$26.6	$53.0	$43.6
Refer to Note 2 - GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended March 31, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$258.1	$107.5	$70.1	$47.0	$11.0	$36.0	$0.72
Restructuring and repositioning expenses	—	—	3.2	3.2	0.8	2.4	0.05
Acquisition and integration costs	—	0.7	0.7	0.7	0.1	0.6	0.01
Sun Care reformulation costs	—	—	0.4	0.4	0.1	0.3	0.01
Wet Ones manufacturing plant fire	3.8	—	3.8	3.8	0.9	2.9	0.06
Legal matter	—	1.4	1.4	1.4	0.3	1.1	0.02
Other project costs	—	1.1	1.1	1.1	0.4	0.7	0.01
Total Adjusted Non-GAAP	$261.9	$104.3	$80.7	$57.6	$13.6	$44.0	$0.88

				Adjusted Non-GAAP Constant Currency			$0.90

GAAP as a percent of net sales	43.1%	17.9%	11.7%	GAAP effective tax rate		23.4%
Adjusted as a percent of net sales	43.7%	17.4%	13.5%	Adjusted effective tax rate		23.6%
Adjusted Constant Currency as a percent of net sales	43.8%		13.6%

	Three Months Ended March 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$242.3	$105.2	$56.8	$26.6	$7.2	$19.4	$0.37
Restructuring and repositioning expenses	0.2	—	3.2	3.2	0.9	2.3	0.04
Acquisition and integration costs	—	2.0	2.0	2.0	0.5	1.5	0.03
Sun Care reformulation costs	—	—	0.6	0.6	0.1	0.5	0.01
Defined benefit settlement loss	—	—	—	7.2	1.9	5.3	0.10
Other costs	—	0.5	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$242.5	$102.7	$63.1	$40.1	$10.7	$29.4	$0.56

GAAP as a percent of net sales	40.5%	17.6%	9.5%	GAAP effective tax rate		27.0%
Adjusted as a percent of net sales	40.5%	17.2%	10.5%	Adjusted effective tax rate		26.6%
(1) EBIT is defined as Earnings before Income taxes.

	Six Months Ended March 31, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$455.8	$210.8	$96.2	$53.0	$12.2	$40.8	$0.81
Restructuring and repositioning expenses	—	—	10.0	10.0	2.5	7.5	0.15
Acquisition and integration costs	—	1.4	1.4	1.4	0.3	1.1	0.02
Sun Care reformulation costs	—	—	0.9	0.9	0.2	0.7	0.01
Wet Ones manufacturing plant fire	5.3	—	5.3	5.3	1.3	4.0	0.08
Legal matter	—	1.4	1.4	1.4	0.3	1.1	0.02
Other project costs	—	1.2	1.2	1.2	0.4	0.8	0.02
Total Adjusted Non-GAAP	$461.1	$206.8	$116.4	$73.2	$17.2	$56.0	$1.11

				Adjusted Non-GAAP Constant Currency			$1.13

GAAP as a percent of net sales	41.9%	19.4%	8.8%	GAAP effective tax rate		23.0%
Adjusted as a percent of net sales	42.4%	19.0%	10.7%	Adjusted effective tax rate		23.5%
Adjusted Constant Currency as a percent of net sales	42.1%		10.4%

	Six Months Ended March 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$431.9	$200.9	$88.7	$43.6	$11.8	$31.8	$0.61
Restructuring and repositioning expenses	0.2	0.1	6.0	6.0	1.6	4.4	0.08
Acquisition and integration costs	—	4.1	4.1	4.1	1.0	3.1	0.06
Sun Care reformulation costs	—	—	1.1	1.1	0.2	0.9	0.02
Defined benefit settlement loss	—	—	—	7.2	1.9	5.3	0.10
Other Costs	—	0.5	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$432.1	$196.2	$100.4	$62.5	$16.6	$45.9	$0.88

GAAP as a percent of net sales	40.5%	18.8%	8.3%	GAAP effective tax rate		26.9%
Adjusted as a percent of net sales	40.5%	18.4%	9.4%	Adjusted effective tax rate		26.5%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the three months ended March 31, 2024, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter Ended March 31, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q2 2023	$308.6		$209.7		$80.1		$598.4
Organic	(13.9)	(4.5)%	24.2	11.5%	(9.6)	(12.0)%	0.7	0.1%
Impact of currency	(1.6)	(0.5)%	1.9	0.9%	—	—%	0.3	0.1%
Net Sales - Q2 2024	$293.1	(5.0)%	$235.8	12.4%	$70.5	(12.0)%	$599.4	0.2%

Net Sales
Six Months Ended March 31, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q2 2023	$583.9		$322.6		$161.0		$1,067.5
Organic	8.5	1.5%	25.2	7.8%	(18.7)	(11.6)%	15.0	1.4%
Impact of currency	2.4	0.4%	3.4	1.1%	—	—%	5.8	0.5%
Net Sales - Q2 2024	$594.8	1.9%	$351.2	8.9%	$142.3	(11.6)%	$1,088.3	1.9%

Segment Profit
Quarter Ended March 31, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q2 2023	$35.4		$40.0		$12.2		$87.6
Organic	6.8	19.2%	13.3	33.2%	(3.5)	(28.7)%	16.6	18.9%
Impact of currency	(1.8)	(5.1)%	1.1	2.8%	—	—%	(0.7)	(0.7)%
Segment Profit - Q2 2024	$40.4	14.1%	$54.4	36.0%	$8.7	(28.7)%	$103.5	18.2%

Segment Profit
Six Months Ended March 31, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q2 2023	$71.1		$53.3		$24.1		$148.5
Organic	21.2	29.8%	(1.8)	(3.4)%	(8.0)	(33.2)%	11.4	7.7%
Impact of currency	1.8	2.5%	1.6	3.0%	(0.1)	(0.4)%	3.3	2.2%
Segment Profit - Q2 2024	$94.1	32.3%	$53.1	(0.4)%	$16.0	(33.6)%	$163.2	9.9%

For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	March 31, 2024	September 30, 2023
Notes payable	$23.6	$19.5
Long-term debt	1,350.8	1,360.7
Gross debt	$1,374.4	$1,380.2
Less: Cash and cash equivalents	196.2	216.4
Net Debt	$1,178.2	$1,163.8

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net earnings	$36.0	$19.4	$40.8	$31.8
Income tax provision	11.0	7.2	12.2	11.8
Interest expense, net	19.7	20.4	38.8	40.0
Depreciation and amortization	22.4	23.1	44.9	45.6
EBITDA	$89.1	$70.1	$136.7	$129.2

Restructuring and repositioning expenses	3.2	3.2	10.0	6.0
Acquisition and integration costs	0.7	2.0	1.4	4.1
Sun Care reformulation costs	0.4	0.6	0.9	1.1
Wet Ones manufacturing plant fire	3.8	—	5.3	—
Legal matter	1.4	—	1.4	—
Defined benefit settlement loss	—	7.2	—	7.2
Other project costs	1.1	0.5	1.2	0.5
Adjusted EBITDA	$99.7	$83.6	$156.9	$148.1

Adjusted EBITDA Constant Currency	$101.0		$158.4

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2024 results:

Adjusted EPS Outlook
Fiscal 2024 GAAP EPS	approx.	$2.20 - $2.40

Restructuring and repositioning costs	approx.	0.38
Acquisition and integration costs	approx.	0.06
Sun Care reformulation costs	approx.	0.12
Wet Ones manufacturing plant fire	approx.	0.13
Legal matter	approx.	0.03
Other costs	approx.	0.07
Income taxes(1)	approx.	(0.19)

Fiscal 2024 Adjusted EPS Outlook (Non-GAAP)	approx.	$2.80 - $3.00
(1)Income tax effect of the adjustments to Fiscal 2024 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2024 GAAP Net Income	approx.	$110 - $120
Income tax provision	approx.	32
Interest expense, net	approx.	75
Depreciation and amortization	approx.	92
EBITDA	approx.	$308 - $320

Restructuring and repositioning costs	approx.	19
Acquisition and integration costs	approx.	3
Sun Care reformulation costs	approx.	6
Wet Ones manufacturing plant fire	approx.	6
Legal matter	approx.	2
Other project costs	approx.	4
Fiscal 2024 Adjusted EBITDA	approx.	$348 - $360